Exhibit 99.1

ChampionX Reports Third Quarter 2021 Results

•Revenue of $818.8 million increased 9% sequentially
•Net income attributable to ChampionX of $56.8 million; adjusted net income of $31.3 million
•Adjusted EBITDA of $123.6 million
•Cash from operating activities of $88.7 million and free cash flow of $67.3 million

THE WOODLANDS, TX, October 27, 2021 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced third quarter of 2021 results. Revenue was $818.8 million, net income attributable to ChampionX was $56.8 million, and adjusted EBITDA was $123.6 million. Income before income taxes margin was 10.3%, and adjusted EBITDA margin was 15.1%. Cash provided by operating activities was $88.7 million, and free cash flow was $67.3 million.

CEO Commentary

“We could not be more proud of how remarkably well our organization continues to perform and adapt to the short-term supply chain and logistics bottlenecks that have emerged this year as global economic activity rebounds from pandemic levels. Our employees around the world have remained laser-focused on improving the lives of our customers and communities, and I want to thank each of them for their continued dedication and commitment,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the third quarter of 2021, we once again delivered solid results driven by robust topline growth in each of our businesses. We generated revenue of $819 million, which increased 9% sequentially for the second consecutive quarter, driven by strong demand growth in both our international and North American markets. This solid topline growth demonstrates the strong organic growth potential and execution capabilities of our global business. We delivered net income attributable to ChampionX of $57 million, and adjusted EBITDA of $124 million, which represented a sequential increase of 17%. Our teams remained highly focused on executing well and delivered these strong third quarter results despite continued raw material and logistics inflation challenges, as evidenced by the 102 basis points sequential expansion in our adjusted EBITDA margin during the period.

“We continued to demonstrate our strong free cash flow profile as we generated free cash flow of $67 million. We further strengthened our balance sheet by repaying $97 million of debt during the third quarter, and we ended the period with $613 million of liquidity, including $254 million of cash and $359 million of available capacity on our revolving credit facility.

“We continue to deliver on merger integration synergies. We exited the third quarter at a $118 million cost-synergy annualized run-rate, and we fully expect to deliver the targeted annualized cost synergies of $125 million within 24 months of the merger closing.

“As we look to the fourth quarter, we expect our topline momentum to continue. We also expect volume improvements, price increase realization and cost synergy delivery to offset the continued raw material cost inflation, and we still anticipate exiting this year with a higher adjusted EBITDA margin rate than our 2020 exit rate. On a consolidated basis, in the fourth quarter we expect revenue to be between $820 million and $860 million, driven by our production-oriented businesses. We expect adjusted EBITDA of $130 million to $140 million.

“We are encouraged by the constructive demand tailwinds in our businesses, and we expect 2022 to be another year of positive growth across our portfolio. We are particularly excited about the margin expansion potential in the coming years as raw materials and other inflationary factors ease and our pricing realization and productivity efforts gain further traction. We are excited about our Scientific Aviation acquisition, which is well aligned with our energy transition priorities, and we are focused on expanding our emissions management portfolio to help our customers achieve their emissions reduction objectives. ChampionX has never been better positioned than we are today for the evolving energy industry, and I am honored to lead such a talented and motivated team.”

Production Chemical Technologies

Production Chemical Technologies revenue in the third quarter of 2021 was $487.7 million, an increase of $40.6 million, or 9%, sequentially, due to higher international volumes and continued sales increases in our North America business.

Segment operating profit was $45.7 million and adjusted segment EBITDA was $71.1 million. Segment operating profit margin was 9.4%, an increase of 179 basis points, sequentially, and adjusted segment EBITDA margin was 14.6%, an increase of 78 basis points, sequentially, in each case due to higher sales volumes and pricing, partially offset by certain raw materials inflation.

Production & Automation Technologies

Production & Automation Technologies revenue in the third quarter of 2021 was $204.5 million, an increase of $16.3 million, or 9%, sequentially, due to continued positive demand momentum for our shorter-cycle North American land-oriented product lines, and the acquisition of Scientific Aviation during the third quarter of 2021.

Revenue from digital products, which includes our Scientific Aviation acquisition, was $41.6 million in the third quarter of 2021, an increase of $9.2 million, or 28%, compared to $32.4 million in the second quarter of 2021.

Segment operating profit was $14.4 million, and adjusted segment EBITDA was $40.0 million. Segment operating profit margin was 7.0%, an increase of 51 basis points, sequentially, due to higher sales volumes. Adjusted segment EBITDA margin was 19.6%, a decrease of 59 basis points, sequentially, due to certain raw materials and logistics inflation.

Drilling Technologies

Drilling Technologies revenue in the third quarter of 2021 was $49.4 million, an increase of $11.8 million, or 31%, sequentially, due to the continued increase in North American and international land drilling activity.

Segment operating profit was $11.1 million, and adjusted segment EBITDA was $15.3 million. Segment operating profit margin was 22.6%, an increase of 1,227 basis points, sequentially, and adjusted segment EBITDA margin was 31.0%, an increase of 836 basis points, sequentially, in each case due to higher sales volumes and favorable product mix.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the third quarter of 2021 was $38.2 million, an increase of $5.0 million, or 15%, sequentially, driven by higher U.S. volumes and direct sales to E&P companies.

Segment operating profit was $37.8 million, and adjusted segment EBITDA was $0.6 million. Segment operating profit reflects the net gain on the sale of our manufacturing plant in Corsicana of $39.9 million. Segment operating profit margin was 99.0%, as compared to a segment operating loss margin of 7.8% in the prior quarter. Adjusted segment EBITDA margin was 1.4%, an increase of 83 basis points, sequentially, due to higher sales volumes.

Other Business Highlights

•During the third quarter, ChampionX completed the acquisition of Scientific Aviation, Inc., which is an industry leader in developing methods and technologies for fast, accurate, and cost-effective solutions for methane leak detection, emissions quantification and air quality research, helping customers to achieve their greenhouse gas emissions reduction goals.
•During the third quarter, ChampionX completed an investment in PingThings, Inc., which has developed an advanced sensor AI platform that enables its customers to manage tremendous volumes of time series data at scale, helping achieve their system reliability, decarbonization and capital efficiency goals. This investment aligns with our long-term strategic priority of accelerating digital revenue streams and expanding our digital offering to other industries by establishing relationships to leverage the digital ecosystem.

•During the third quarter, ChampionX completed the sale of its Corsicana, Texas, chemical manufacturing plant. The sale is consistent with our ongoing initiatives to optimize our global supply chain and improve the cost structure in our Reservoir Chemical Technologies business for enhanced flexibility.
•ChampionX has been named one of ALLY Energy’s Best Energy Workplaces in recognition of our continuous improvement culture, employee survey feedback, our suite of benefits programs, our continuing education and development programs, our flex-work and family-friendly programs, our D&I programs, including Employee Resource Groups (ERGs), as well as our community projects.
•Production Chemical Technologies launched a novel paraffin dispersant used for successful paraffin prevention and remediation treatments. This technology has been rolled out and is being used by customers in the U.S. land market.
•During the third quarter, Production & Automation Technologies won artificial lift and digital contracts with E&P operators in multiple international markets, including Latin America, the Middle East and Asia Pacific.
•Production & Automation Technologies was awarded a contract for 25 chemical injection skid systems by a leading E&P operator in the Permian Basin.
•ChampionX’s Spotlight EDGE has received Microsoft’s “Azure Certified Device” and “Edge Managed” certifications. This device is the only Class 1 Division 2 and ATEX finished product featured in the Microsoft Azure Certified Device Catalog. Spotlight EDGE enables our customers to deploy a scalable and modular solution that optimizes cost, increases edge computing and analytics capabilities, and provides a fit-for-purpose solution to meet business requirements.
•Last month, ChampionX Digital announced Compressor Leak Insights, a first of its kind offering for the midstream gas processing industry. This is the only Commercial-Off-The-Shelf Artificial Intelligence model used by midstream companies to detect leaks on reciprocating compressors. Our model detects 86% of compressor valve leaks experienced within a customer’s fleet and reduces catastrophic failures by 91%. This product offering was jointly developed with midstream leader, DCP Midstream, working with their DCP Tech Ventures business unit.
•During the third quarter, 79% of Drilling Technologies revenue was generated from products that were less than three years old.
•ChampionX was a finalist for World Oil’s Best Health, Safety, Environment / Sustainable Development - Onshore Award, recognizing internal processes, programs, and digital technologies that have helped lower our carbon footprint, as well as our water treatment and environmentally sustainable chemistries that are helping our customers lower their environmental impact.

Conference Call Details

ChampionX Corporation will host a conference call on Thursday, October 28, 2021, to discuss its third quarter 2021 financial results and outlook. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available for 30 days by dialing 1-888-424-8151 in the United States and Canada or 1-847-585-4422 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 9163658.

A replay of the conference call will be available on ChampionX’s website or at https://onlinexperiences.com/Launch/QReg/ShowUUID=156E8999-D07B-481C-B65B-402EF0F541EB&LangLocale=1033. Enter passcode 50239455.

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About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely and efficiently around the world. ChampionX’s products provide efficient functioning throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except per share amounts)	2021	2021	2020	2021	2020
Revenue	$818,785	$749,172	$633,526	$2,252,845	$1,193,874
Cost of goods and services	623,162	569,167	505,066	1,714,885	950,845
Gross profit	195,623	180,005	128,460	537,960	243,029
Selling, general and administrative expense	135,089	152,341	122,156	430,908	330,956
Goodwill and long-lived asset impairment	—	—	—	—	657,251
Interest expense, net	12,849	14,064	15,935	40,884	36,236
Other (income) expense, net	(36,876)	2,251	1,663	(36,561)	342
Income (loss) before income taxes	84,561	11,349	(11,294)	102,729	(781,756)
Provision for (benefit from) income taxes	25,910	3,563	(3,962)	32,255	(31,922)
Net income (loss)	58,651	7,786	(7,332)	70,474	(749,834)
Less: Net income attributable to noncontrolling interest	1,823	536	582	624	1,453
Net income (loss) attributable to ChampionX	$56,828	$7,250	$(7,914)	$69,850	$(751,287)

Earnings (loss) per share attributable to ChampionX:
Basic	$0.28	$0.04	$(0.04)	$0.35	$(5.73)
Diluted	$0.27	$0.03	$(0.04)	$0.34	$(5.73)

Weighted-average shares outstanding:
Basic	201,852	201,467	199,809	201,329	131,064
Diluted	208,545	208,541	199,809	208,173	131,064

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$253,855	$201,421
Restricted cash	3,500	—
Receivables, net	590,777	559,545
Inventories, net	497,473	430,112
Prepaid expenses and other current assets	72,123	74,767
Total current assets	1,417,728	1,265,845

Property, plant and equipment, net	780,686	854,536
Goodwill	701,475	680,594
Intangible assets, net	413,279	479,009
Other non-current assets	189,834	195,792
Total assets	$3,503,002	$3,475,776

LIABILITIES
Current portion of long-term debt	$26,850	$26,850
Accounts payable	430,576	299,666
Other current liabilities	299,253	296,044
Total current liabilities	756,679	622,560

Long-term debt	743,572	905,764
Other long-term liabilities	290,999	334,877
EQUITY
ChampionX stockholders’ equity	1,726,997	1,625,971
Noncontrolling interest	(15,245)	(13,396)
Total liabilities and equity	$3,503,002	$3,475,776

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income (loss)	$70,474	$(749,834)
Depreciation	113,213	101,434
Amortization	65,592	47,827
(Gain) loss on disposal of fixed assets	(35,393)	3,685
Goodwill and long-lived asset impairment	—	657,251
Receivables	(35,435)	91,204
Inventories	(74,641)	62,225
Accounts payable	130,607	(48,519)
Leased assets	(4,496)	(7,799)
Other	9,879	31,958
Net cash provided by operating activities	239,800	189,432

Cash flows from investing activities:
Proceeds from sale of fixed assets	73,698	9,295
Capital expenditures	(67,027)	(32,169)
Acquisitions, net of cash acquired	(9,957)	57,588
Purchase of investments	(4,874)	—
Net cash (used for) provided by investing activities	(8,160)	34,714

Cash flows from financing activities:
Repayment of long-term debt	(174,392)	(206,713)
Proceeds from long-term debt	—	125,000
Debt issuance costs	—	(4,356)
Other	677	(7,376)
Net cash used for financing activities	(173,715)	(93,445)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,991)	5,471

Net increase in cash and cash equivalents and restricted cash	55,934	136,172
Cash and cash equivalents and restricted cash at beginning of period	201,421	35,290
Cash and cash equivalents and restricted cash at end of period	$257,355	$171,462

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2021	2021	2020	2021	2020
Segment revenue:
Production Chemical Technologies	$487,670	$447,049	$410,151	$1,347,090	$546,153
Production & Automation Technologies	204,473	188,173	136,921	559,491	457,141
Drilling Technologies	49,415	37,589	15,715	121,998	92,618
Reservoir Chemical Technologies	38,192	33,222	21,264	101,305	30,570
Corporate and other	39,035	43,139	49,475	122,961	67,392
Total revenue	$818,785	$749,172	$633,526	$2,252,845	$1,193,874

Income (loss) before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$45,696	$33,871	$35,172	$109,924	$45,094
Production & Automation Technologies	14,407	12,292	(7,454)	32,061	(693,213)
Drilling Technologies	11,146	3,868	(5,127)	21,400	2,421
Reservoir Chemical Technologies	37,800	(2,594)	(3,819)	31,979	(6,630)
Total segment operating profit (loss)	109,049	47,437	18,772	195,364	(652,328)
Corporate and other	11,639	22,024	14,131	51,751	93,192
Interest expense, net	12,849	14,064	15,935	40,884	36,236
Income (loss) before income taxes	$84,561	$11,349	$(11,294)	$102,729	$(781,756)

Operating profit margin / income (loss) before income taxes margin:
Production Chemical Technologies	9.4%	7.6%	8.6%	8.2%	8.3%
Production & Automation Technologies	7.0%	6.5%	(5.4)%	5.7%	(151.6)%
Drilling Technologies	22.6%	10.3%	(32.6)%	17.5%	2.6%
Reservoir Chemical Technologies	99.0%	(7.8)%	(18.0)%	31.6%	(21.7)%
ChampionX Consolidated	10.3%	1.5%	(1.8)%	4.6%	(65.5)%

Adjusted EBITDA
Production Chemical Technologies	$71,116	$61,708	$71,505	$188,849	$93,936
Production & Automation Technologies	39,987	37,903	24,995	113,402	79,518
Drilling Technologies	15,297	8,494	(2,782)	31,083	14,788
Reservoir Chemical Technologies	550	202	(1,432)	194	(1,746)
Corporate and other	(3,397)	(2,926)	(5,464)	(10,348)	(11,955)
Adjusted EBITDA	$123,553	$105,381	$86,822	$323,180	$174,541

Adjusted EBITDA margin
Production Chemical Technologies	14.6%	13.8%	17.4%	14.0%	17.2%
Production & Automation Technologies	19.6%	20.1%	18.3%	20.3%	17.4%
Drilling Technologies	31.0%	22.6%	(17.7)%	25.5%	16.0%
Reservoir Chemical Technologies	1.4%	0.6%	(6.7)%	0.2%	(5.7)%
ChampionX Consolidated	15.1%	14.1%	13.7%	14.3%	14.6%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2021	2021	2020	2021	2020
Net income (loss) attributable to ChampionX	$56,828	$7,250	$(7,914)	$69,850	$(751,287)
Pre-tax adjustments:
Gain on sale of Corsicana plant	(39,876)	—	—	(39,876)	—
Merger integration costs	4,227	12,665	8,411	29,082	18,020
Acquisition-related adjustments (1)	(3,512)	(3,512)	3,511	(10,536)	9,342
Acquisition costs	—	—	254	530	60,905
Restructuring and other related charges	2,087	3,775	3,426	10,118	18,320
Loss on extinguishment of debt	5,402	3,305	—	8,707	—
Intellectual property defense	2,365	2,790	408	4,146	800
Latin America tax matters	(2,968)	—	—	(2,968)	—
Separation and supplemental benefit costs	—	1,559	383	1,559	434
Professional fees related to material weakness remediation (2)	—	—	940	—	5,728
Goodwill and long-lived asset impairment (3)	—	—	—	—	657,251
Tax impact of adjustments	6,778	(4,322)	(3,968)	(160)	(61,298)
Adjusted net income (loss) attributable to ChampionX	31,331	23,510	5,451	70,452	(41,785)
Tax impact of adjustments	(6,778)	4,322	3,968	160	61,298
Net income (loss) attributable to noncontrolling interest	1,823	536	582	624	1,453
Depreciation and amortization	58,418	59,386	64,848	178,805	149,261
Provision for (benefit from) income taxes	25,910	3,563	(3,962)	32,255	(31,922)
Interest expense, net	12,849	14,064	15,935	40,884	36,236
Adjusted EBITDA	$123,553	$105,381	$86,822	$323,180	$174,541
_______________________
(1)    Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement. For the nine months ended September 30, 2020, in association with the Merger of legacy ChampionX, we recorded an increase to the fair value of inventory which is subsequently amortized to cost of sales over the period that the related product is sold.
(2)    Includes professional fees related to the remediation of material weaknesses identified during 2019.
(3) Represents charges for goodwill and long-lived asset impairments in our Production & Automation Technologies segment.

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2021	2021	2020	2021	2020
Diluted earnings (loss) per share attributable to ChampionX	$0.27	$0.03	$(0.04)	$0.34	$(5.73)
Per share adjustments:
Gain on sale of Corsicana plant	(0.19)	—	—	(0.19)	—
Merger integration costs	0.02	0.06	0.04	0.14	0.15
Acquisition-related adjustments	(0.02)	(0.02)	0.02	(0.05)	0.07
Acquisition costs	—	—	—	—	0.45
Restructuring and other related charges	0.01	0.02	0.02	0.05	0.14
Loss on extinguishment of debt	0.03	0.02	—	0.04	—
Intellectual property defense	0.01	0.01	—	0.02	0.01
Latin America tax matters	(0.01)	—	—	(0.01)	—
Separation and supplemental benefit costs	—	0.01	—	0.01	—
Professional fees related to material weakness remediation and impairment analysis	—	—	—	—	0.04
Goodwill and long-lived asset impairment	—	—	—	—	5.01
Tax impact of adjustments	0.03	(0.02)	(0.01)	(0.01)	(0.46)
Adjusted diluted earnings (loss) per share attributable to ChampionX	$0.15	$0.11	$0.03	0.34	(0.32)

Free Cash Flow

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2021	2021	2020	2021	2020
Free Cash Flow
Cash provided by operating activities	$88,662	$60,924	$111,399	$239,800	$189,432
Less: Capital expenditures	(21,347)	(20,101)	(12,847)	(67,027)	(32,169)
Free cash flow	$67,315	$40,823	$98,552	$172,773	$157,263

Cash From Operating Activities to Revenue Ratio
Cash provided by operating activities	$88,662	$60,924	$111,399	$239,800	$189,432
Revenue	$818,785	$749,172	$633,526	$2,252,845	$1,193,874

Cash from operating activities to revenue ratio	11%	8%	18%	11%	16%

Free Cash Flow to Revenue Ratio
Free cash flow	$67,315	$40,823	$98,552	$172,773	$157,263
Revenue	$818,785	$749,172	$633,526	$2,252,845	$1,193,874

Free cash flow to revenue ratio	8%	5%	16%	8%	13%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$67,315	$40,823	$98,552	$172,773	$157,263
Adjusted EBITDA	$123,553	$105,381	$86,822	$323,180	$174,541

Free cash flow to adjusted EBITDA ratio	54%	39%	114%	53%	90%